EXHIBIT 99.1

Explanation of Responses

TD Group Holdings, LLC (the “LLC”) holds 21,351,492 shares of common stock, par value $0.01 per share (the “Shares”), of TransDigm Group Incorporated (the “Company”). Warburg Pincus Private Equity VIII, L.P., including two affiliated partnerships (“WP VIII”), is the managing member of the LLC, and as such, has voting and investment power over the Shares held by the LLC, including the Shares with respect to which WP VIII does not have a pecuniary interest. WP VIII disclaims beneficial ownership of all Shares to which WP VIII does not have a pecuniary interest. Warburg Pincus Partners LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Entities”). David Barr, a director of the Company, is a general partner of WP and managing director and member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Barr may be deemed to be the beneficial owner of an indeterminate portion of the Shares beneficially owned by the Warburg Entities. Mr. Barr disclaims beneficial ownership of all Shares held by the LLC. WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the Shares held by the LLC. WP Partners LLC and WP LLC disclaim beneficial ownership of all Shares held by the LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Entities.  Messrs. Kaye and Landy disclaim beneficial ownership of all Shares held by the LLC. The address of the Warburg Entities is 466 Lexington Avenue, New York, New York 10017.